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                         November 2, 2023

       Brian Chesky
       Chief Executive Officer
       Airbnb, Inc.
       888 Brannan Street
       San Francisco, California 94103

                                                        Re: Airbnb, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 21,
2023
                                                            File No. 001-39778

       Dear Brian Chesky:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program